Exhibit 99(a)

GE To Provide Guidance for 2002 and 2003

Fairfield, Conn., November 21, 2002 --      GE will provide earnings guidance for 2002 and 2003 today at a meeting with the financial community. The meeting will be Webcast at www.ge.com/investor starting at 8:00 a.m.

John Rice, president and CEO of GE Power Systems, Dave Calhoun, president and CEO of GE Aircraft Engines, and Henry Hubschman, president and CEO of GE Capital Aviation Services, said they will discuss the outlook for their respective businesses. GE Chairman and CEO Jeff Immelt and GE Senior Vice President and CFO Keith Sherin said they will cover four topics:

  GE is lowering its 2002 earnings guidance from $1.65 per share to $1.51 per share, up 7% from 2001. Current business results for the fourth quarter and the full year are in line with the previous outlook, with one major exception: the Company is now planning to increase reserves at Employers Reinsurance Corporation (ERC) and to take a charge of approximately $1.4 billion after tax, or $.14 per share.

  The planned charge is based on new information and related analysis developed through ERC's annual comprehensive actuarial and business reviews of its reserves, which are conducted in the fourth quarter. These reviews examine trends in claims and estimates of future losses.

"Reinsurance is an industry that has had a difficult time over the past few years, and we're disappointed in our results," Immelt said. "We are committed to running ERC effectively for our investors. This includes restoring profitability and exploring strategic options."

  GE is targeting 2003 earnings per share in the $1.55-1.70 range, up 3%-13% over 2002. Immelt said earnings from operations should increase 10% or more, offset by the effects of non-operating items such as reduced pension income, nonrecurring gains, and option expense. Performance gains will be broad-based, with 11 of GE's 13 businesses in line to deliver double-digit operating profit growth. Calhoun and Hubschman noted that GE's businesses supporting the airline industry will see positive earnings growth next year. Rice said that Power Systems earnings from gas turbine sales will decline as anticipated after several years of exceptional growth; however, the rest of Power Systems, particularly its services, oil and gas, and wind businesses, will deliver strong performances and provide a solid platform for future earnings growth.
  GE will increase its quarterly dividend 6% to $.19 per share. The Board of Directors has approved the increase, and will declare it in December, payable in late January. This is the 27th consecutive year in which GE has increased its dividend.
  GE is taking further steps to improve transparency and financial flexibility in its financial services businesses. In July, GE announced the reorganization of GE Capital Services (GECS) into four businesses, and today Sherin said that GE will assign differentiated leverage to them. As part of this change, GE will reduce GECS leverage by making a capital contribution of approximately $4.5 billion to GECS. GE will also make a capital contribution of approximately $1.8 billion to ERC. GE's share repurchase program will be continued at a reduced level of approximately $500 million in 2003.

  "These moves are consistent with our strategy to run GE as a triple-A company while continuing to fund growth," Sherin said. "In addition, the improved transparency will allow investors to compare the returns of our four financial services businesses with their peers'."

"In a period of slow economic growth and high market volatility, GE is very well positioned," Immelt said. "We have a great set of businesses, and we are driving a solid set of growth initiatives. We have financial flexibility and a triple A-rated balance sheet. We are leading in governance and transparency. No other company faces the challenges ahead with the size, strength and staying power of GE."

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GE (NYSE: GE) is a diversified technology and services company dedicated to creating products that make life better. From aircraft engines and power generation to financial services, medical imaging, television programming and plastics, GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at http://www.ge.com.

Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in GE's filings with the Securities and Exchange Commission.

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Contact: General Electric, Fairfield
David Frail, 203/373-3387
david.frail@corporate.ge.com